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                                  EXHIBIT 99.1


                      NEVADA MANHATTAN MINING INC. SECURES
                          $14 MILLION EQUITY FINANCING

     CALABASAS, Calif.---(BUSINESS WIRE) --March 31, 1998--Nevada Manhattan Mining Inc.(OTC BB: NVMH) Tuesday announced that it has secured $14 million in equity financing to fund its timber operations in South America.

     Revenues are expected to more than double over the Company's next fiscal quarter. The financing, through Bristol Asset Management Company II LLC, enables Nevada Manhattan to draw up to $14 million over a three year period.

     The initial use of funds will be used to complete the relocation of the Company's Brazilian timber sawmill operations as announced on Feb. 27, 1998. Already in production and currently being restructured, these operations will flourish with the infusion of capital.

     Equally important, this equity financing will further enhance the recent distribution and management agreement with Metsa Timber, a division of the Metsaliitto Group which is one of the world's largest forest products enterprises.

     Jeffrey S. Kramer, chief operating officer, Nevada Manhattan, commented, "This $14 million financing, strengthened by our new affiliation with Metsa Timber, presents a solid foundation for our Company's environmentally-responsible expansion in Brazil. It should be an exciting year for Nevada Manhattan."

     The agreement between Nevada Manhattan and Bristol Asset Management was prepared by specialists in the Securities industry, the Los Angeles law firm of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP.

     Nevada Manhattan Mining Inc. is a diversified, environmentally responsible global natural resource company. Its mission is to continue building an international natural resource company by acquiring, developing and operating rich resource assets, converting them to significant cash flow generators, thus enhancing shareholder value. The Company may develop these assets on its own or in conjunction with selected strategic partners.

     For  more  information  on  Nevada  Manhattan   Mining,   contact  Carlisle
Communications at 800/785-9345, e-mail at administration@nevadamanhattan.com or visit Nevada Manhattan Mining's website at www.nevadamanhattan.com.